   As filed with the Securities and Exchange Commission on January 14, 2002

                                                     Registration No. 333-73674
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------


                              Amendment No. 2 to

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                                 ChipPAC, Inc.
            (Exact Name of Registrant as Specified in Its Charter)

        Delaware                 77-0463048
     (State or Other
     Jurisdiction of
     Incorporation or         (I.R.S. Employer
      Organization)        Identification Number)

                  47400 Kato Road, Fremont, California 94538
                                (510) 979-8000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               Dennis P. McKenna
                      President & Chief Executive Officer
                                 ChipPAC, Inc.
                  47400 Kato Road, Fremont, California 94538
                                (510) 979-8000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copy to:
                            Eva Herbst Davis, Esq.
                               Kirkland & Ellis
                           777 South Figueroa Street
                         Los Angeles, California 90017
                                (213) 680-8400

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                        Proposed Maximum   Proposed Maximum
                                                        Amount to      Offering Price Per Aggregate Offering    Amount of
Title of Each Class of Securities to Be Registered    Be Registered           Unit              Price        Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
      8% Convertible Subordinated Notes
       due 2011...................................     $50,000,000            100%           $50,000,000        $12,500(1)
-----------------------------------------------------------------------------------------------------------------------------
      Class A common stock, $0.01 par value,
       underlying the Notes....................... 5,020,081 shares(2)        N/A                N/A               (3)
-----------------------------------------------------------------------------------------------------------------------------
      Class A common stock, $0.01 par value....... 2,192,982 shares(4)      $5.81(4)        $12,741,225(4)      $3,186(5)
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                       (Footnotes on next page)

                               -----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1)Fee paid with previous filing of the Registration Statement.
(2)Such number represents the number of shares of Class A common stock currently issuable upon conversion of the 8% Convertible Subordinated Notes due 2011. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, we are also registering an indeterminate number of shares of Class A common stock as may be issued from time to time upon the conversion of the notes as a result of the antidilution provisions of the notes.
(3)Pursuant to Rule 457(i) of the Securities Act of 1933, as amended, no registration fee is required with respect to the Class A common stock issuable upon conversion of the notes because such shares will be issued for no additional consideration.
(4)In the event of a stock split, stock dividend or similar transaction involving the Class A common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(5)Estimated solely for the purpose of calculating the separate registration fee payable with respect to the registration of these shares of Class A common stock, pursuant to Rule 457(c), based upon the average of the high and low prices of the Class A common stock on November 15, 2001, as reported on the Nasdaq National Market. Fee paid was with previous filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                 Subject to completion dated January 14, 2002.


                                [LOGO of ChipPac]


                                 ChipPAC, Inc.

                 $50,000,000 8% Convertible Subordinated Notes
                      Due 2011, the Class A Common Stock
                     Issuable Upon Conversion of the Notes
                 and 2,192,982 Shares of Class A Common Stock

   This prospectus relates to:

  . $50,000,000 aggregate principal amount of our 8% convertible subordinated notes due 2011,
  . 5,020,081 shares of our Class A common stock issuable upon conversion of the notes and
  .  an additional 2,192,982 shares of our Class A common stock.

   We issued the notes in a private placement on June 22, 2001. The additional 2,192,982 shares of our Class A common stock were originally issued in a private placement on July 13, 2000. This prospectus will be used by the selling security holders to resell their notes, the Class A common stock issuable upon conversion of the notes and the additional Class A common stock. We will not receive any proceeds from the sale of these securities although we have paid the expenses of preparing this prospectus and the related registration statement. The holder of the notes is Citicorp Mezzanine III, L.P., and the holder of the additional shares of common stock is QUALCOMM Incorporated.


   We will pay interest on the notes on each June 15 and December 15, beginning December 15, 2001. The notes will mature on June 15, 2011 unless they are converted or redeemed prior to that date. The notes are subordinated in right of payment to all existing and future senior indebtedness of ChipPAC of which there was $312.0 million outstanding as of September 30, 2001.



   Our Class A common stock is listed on The Nasdaq Stock Market's National Market under the symbol "CHPC." On January 11, 2002, the last reported sale price of our Class A common stock on the Nasdaq National Market was $8.29 per share.



   Investing in the notes and our Class A common stock involves risks. See "Risk Factors" beginning on page 4.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is             , 2001.

                               TABLE OF CONTENTS


                                                        Page
                                                        ----

                    ABOUT THIS PROSPECTUS..............   1

                    OUR COMPANY........................   2

                    RECENT DEVELOPMENTS................   2

                    RISK FACTORS.......................   4

                    FORWARD-LOOKING STATEMENTS.........  18

                    RATIO OF EARNINGS TO FIXED CHARGES.  18

                    USE OF PROCEEDS....................  18

                    SELLING SECURITY HOLDERS...........  19

                    PLAN OF DISTRIBUTION...............  20

                    DESCRIPTION OF NOTES...............  22

                    DESCRIPTION OF CAPITAL STOCK.......  37

                    LEGAL MATTERS......................  40

                    EXPERTS............................  40

                    INCORPORATION BY REFERENCE.........  40

                    WHERE YOU CAN FIND MORE INFORMATION  41

                             ABOUT THIS PROSPECTUS

   This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission, or SEC. The selling security holders named in this prospectus may from time to time sell the securities described in this prospectus. You should read this prospectus together with additional information described below under the next headings "Where You Can Find More Information" and "Incorporation by Reference."

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. In this prospectus, the "company," "ChipPAC," "we," "us" and "our" refer to ChipPAC, Inc. Our principal executive offices are located at 47400 Kato Road, Fremont, California, 94538, and our telephone number is (510) 979-8000.

                                  OUR COMPANY

   ChipPAC is one of the world's largest providers of semiconductor packaging, test and distribution test services. We offer a full portfolio of leaded integrated circuit, or IC, laminate and power packaging to leading semiconductor companies that service the computing, communications and multi-application end markets. We are a leader in providing high end packaging solutions, including ball grid array packages, or BGA, packages, the most advanced type of mass produced package. We are the largest semiconductor packaging and test service provider in mainland China. As consumers demand smaller form factors with more functionality, there is a greater requirement for power regulation and generation, which should drive demand for our power devices. We also provide advanced packaging products that address the needs of semiconductors used in wireless communications applications, including flip-chip, chip-scale and stacked die technologies.

   Outsourcing of packaging and test services to independent packagers like ChipPAC continues to expand due to several factors, including time-to-market pressures, cost reduction, resource allocation, equipment utilization, the increased technological complexity of packaging, and the growth of fabless semiconductor manufacturers. Historically, outsourced semiconductor manufacturing services have grown faster than the semiconductor market. According to Electronic Trend Publications, outsourcing for high-end package solutions such as BGA and chip-scale packages or CSP, is forecasted to grow at a compounded annual rate of 38.8% from 2000 to 2005.


   Our headquarters are located in the Fremont, California and our manufacturing facilities are strategically located in South Korea, China and Malaysia to address the needs of our customers. We also have design centers in Arizona and South Korea to provide 24-hour support to our customers.


                              RECENT DEVELOPMENTS


   We expect revenue of approximately $76.5 million for the three months ended December 31, 2001, which represents an increase from our revenue of $74.6 million for the three months ended September 30, 2001. We expect to report an adjusted net loss for the three months ended December 31, 2001 of $(0.22) per share, as compared to an actual loss of $(0.24) per share for the three months ended September 30, 2001. The loss for the three months ended December 31, 2001 excludes previously announced planned restructuring, one-time charges, and an asset write down. We expect the one-time charges and restructuring charges to be approximately $3 million and the asset write down to be in the range of $30.0-$35.0 million.



   The weakness in demand for packaging and test services as a result of the current downturn in the semiconductor industry has and is expected to continue to adversely affect our cash flow from operations. We believe that our existing cash balances, cash flows from operations, available equipment lease financing and available borrowings under our senior credit facilities provide sufficient cash resources to meet our operating and other cash requirements for the next twelve months. We have signed an amendment to our senior credit facilities pursuant to which, among other things, our senior lenders waived compliance with our financial covenants until December 31, 2002 and replaced those covenants with new covenants that apply for the year ended December 31, 2002 which better reflect current conditions in the semiconductor industry. However, the amendment stipulates that we raise at least $20.0 million of net proceeds of permitted junior capital and prepay the outstanding senior credit facilities on or prior to March 1, 2002 in an aggregate principal amount equal to the greater of (i) $20.0 million and (ii) 50% of those net proceeds. If we do not complete an offering and repayment on or prior to March 1, 2002, the waiver expires on that date and we believe we would be in violation of the covenants regarding the minimum interest coverage ratio we must maintain and the maximum leverage ratio and maximum senior leverage ratio we are permitted. If the transaction providing us with the net proceeds is a registered offering of securities and if the SEC reviews that offering, then we have until March 31, 2002 to apply those net proceeds and obtain the benefits of the waiver by our senior lenders. Should we fail to meet the requirements of the waiver by the expiration date, we expect to enter into negotiations with our senior lenders. We cannot assure that we will be able to raise the net proceeds on or prior to March 1, 2002 (or March 31, 2002 in the event of SEC review) or, if we do not raise these proceeds, that we will be in compliance with the existing covenants. Failure to comply with any of our existing covenants would constitute a default under the senior credit facilities. A default could cause a cross default under the indenture for our senior subordinated notes, which in turn could cause a substantial majority of our aggregate indebtedness to become due and payable immediately. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us. We may require capital sooner than currently expected. We cannot assure you that additional financing will be available when we need it or, if available, that it will be available on satisfactory terms. In addition, the terms of our senior credit facilities and senior subordinated notes significantly reduce our ability to incur additional debt. Failure to obtain any required additional financing could have a material adverse effect on our company. See "If we have not raised at least $20.0 million of net proceeds from the issuance of permitted junior capital and pre-paid the outstanding senior credit facilities with at least this amount, we will be in violation of our existing senior credit facilities" and "The senior revolving credit facility and the indenture governing our existing 12 3/4% senior subordinated notes impose limitations on how we conduct our business; as a result, we may not be able to pursue strategies that could be in the best interest of holders of the notes and stock" on pages 4, 6 and 7 of "Risk Factors."



   The amendment to our senior credit facilities defines permitted junior capital as (1) our capital stock or (2) subordinated, unsecured indebtedness. However, permitted junior capital cannot require any scheduled payment of principal or return of capital prior to the maturity date of the notes. Furthermore, in the case of indebtedness, the subordination provisions and other non-pricing terms and conditions of the indebtedness that is to qualify as permitted junior capital can be no less favorable to us, our subisidiaries and our lenders under the senior credit facilities than the analogous provisions of our 12 3/4% senior subordinated notes due 2009.

                                 RISK FACTORS

   You should carefully consider the following factors in addition to the other information set forth in this document in analyzing an investment in ChipPAC. We believe that the risks and uncertainties described below are the current material risks facing us. If any of the following risks actually occur, our business, financial condition or results of operations will likely suffer. In that case, the trading price of our publicly traded stock or notes could fall, and you may lose all or part of the money you invested.

   If we have not raised at least $20.0 million of net proceeds from the issuance of permitted junior capital and prepaid the outstanding senior credit facilities with at least this amount, we will be in violation of our existing senior credit facilities.


   The weakness in demand for packaging and test services as a result of the current downturn in the semiconductor industry has and is expected to continue to adversely affect our cash flow from operations. We believe that our existing cash balances, cash flows from operations, available equipment lease financing and available borrowings under our senior credit facilities provide sufficient cash resources to meet our projected operating and other cash requirements for the next twelve months. We have signed an amendment to our senior credit facilities pursuant to which, among other things, our senior lenders waived compliance with our financial covenants until December 31, 2002 and replaced those covenants with new covenants that apply for the year ended December 31, 2002 which better reflect current conditions in the semiconductor industry. However, the amendment stipulates that we raise at least $20.0 million of net proceeds of permitted junior capital and prepay the outstanding senior credit facilities on or prior to March 1, 2002 in an aggregate principal amount equal to the greater of (i) $20.0 million and (ii) 50% of those net proceeds. If we do not complete an offering and repayment on or prior to March 1, 2002, the waiver expires on that date and we believe we would be in violation of the covenants regarding the minimum interest coverage ratio we must maintain and the maximum senior leverage ratio we are permitted. If the transaction providing us with the net proceeds is a registered offering of securities and if the SEC reviews that offering, then we have until March 31, 2002 to apply those net proceeds and obtain the benefits of the waiver by our senior lenders. Should we fail to meet the requirements of the waiver by the expiration date, we expect to enter into negotiations with our senior lenders. We cannot assure that we will be able to raise the net proceeds on or prior to March 1, 2002 (or March 31, 2002 in the event of an SEC review) or, if we do not raise these proceeds, that we will be in compliance with the existing covenants. Failure to comply with any of our existing covenants would constitute a default under the senior credit facilities. A default could cause a cross default under the indenture for our senior subordinated notes, which in turn could cause a substantial majority of our aggregate indebtedness to become due and payable immediately. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us. We may require capital sooner than currently expected. We cannot assure you that additional financing will be available when we need it or, if available, that it will be available on satisfactory terms. In addition, the terms of our senior credit facilities and senior subordinated notes significantly reduce our ability to incur additional debt. Failure to obtain any required additional financing could have a material adverse effect on our company.

                          Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial health, make us vulnerable to adverse economic and industry conditions and prevent us from fulfilling our obligations under the notes.


   As of September 30, 2001, our total indebtedness was $362.0 million, including the $50.0 million aggregate principal amount of these notes. Our substantial indebtedness could have important consequences to you. For example, it could:


  . make it more difficult for us to satisfy our obligations relating to the notes;

  . increase our vulnerability to general adverse economic and industry conditions by limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thus reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  . place us at a competitive disadvantage relative to our competitors that have less debt; and

  . limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds. Furthermore, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our ability to increase our revenues and profitability and meet our growth objectives.

Despite our current levels of indebtedness, we still may be able to incur substantially more debt which could increase the risks created by our substantial indebtedness.


   We may be able to incur substantial additional indebtedness in the future. For example, we have the ability to increase our revolving line of credit by $25.0 million without further consent from our existing lenders. Our senior credit facility provides for revolving loans up to $50.0 million, including letters of credit. Additionally, the indenture for the existing senior subordinated notes permits us to incur additional indebtedness if we meet a test measuring our cash flow relative to our required interest payments. This indenture also allows us to incur debt under our senior credit facility. The indenture for the notes being registered does not limit our ability to incur additional indebtedness. All of the borrowings under our senior credit facility are secured by all of our assets and those of our subsidiaries, except those of our Chinese operating subsidiary. The addition of new debt to our current debt levels could intensify the debt-related risks that we now face that are described above.


Your right to receive payments on the notes is junior to the company's existing and, possibly future, senior indebtedness. It is possible, therefore, that you may receive no compensation of any kind relating to the notes if there is a bankruptcy, liquidation or similar proceeding affecting us.

   We may not have sufficient funds to satisfy our obligations relating to the notes. The notes rank behind all of our existing indebtedness, including our guarantees of our subsidiary's obligations under the senior credit facility and our subsidiary's existing 123/4% senior subordinated notes. The notes will also rank behind all of our future borrowings, except any future indebtedness that expressly provides that it ranks with, or subordinated in right of payment to, the notes. In total as of September 30, 2001, the amount of our indebtedness which constitutes senior indebtedness was $312.0 million. As a result, upon any distribution to our creditors, in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, we will have to pay the holders of debt senior to the notes in full before we can make any payment on the notes. Moreover, the notes will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries and any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subordinate to the claims of the subsidiaries' creditors.

   In addition, all payments on the notes will be blocked in the event of a payment default on our senior debt, including borrowings under the senior credit facility, and may be blocked for specified periods in the event of non-payment defaults on certain senior debt.

                                      3.1

   As a holder of debt securities, you would typically have equal rights to your ratable share, along with all of our suppliers and vendors to which we owe money, who are commonly referred to as trade creditors, and other holders of debt of the same class as the notes, of any assets remaining after we have paid off all of the debt senior to the notes. However, the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy, liquidation or similar proceeding be paid to holders of debt senior to the notes instead. Consequently, holders of the notes may receive less, ratably, than holders of trade payables or other debt of the same class in this type of proceeding.

We are a holding company and conduct all of our operations through our subsidiaries, which may affect our ability to make payments on the notes.

   All of our manufacturing services are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

   Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. Our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

The senior revolving credit facility and the indenture governing our existing 123/4% senior subordinated notes impose limitations on how we conduct our business; as a result, we may not be able to pursue strategies that could be in the best interests of holders of the notes and stock.

   The senior revolving credit facility and the indenture governing our existing 123/4% senior subordinated notes contain restrictions on us that could increase our vulnerability to general adverse economic and industry conditions by limiting our flexibility in planning for and reacting to changes in our business and industry. Specifically, these restrictions limit our ability to

  .  incur additional debt;

  .  pay dividends and make other distributions;

  .  prepay subordinated debt;

  .  make investments and other restricted payments;

  .  enter into sale and leaseback transactions;

  .  create liens;

  .  sell assets;

  .  enter into transactions with affiliates; and

  .  consolidate or merge.


   Our senior credit facility contains financial covenants that require us to meet specified financial tests, including, without limitation, a minimum interest coverage ratio, a maximum leverage ratio, a maximum consolidated capital expenditure amount, a minimum fixed charge coverage ratio, a maximum senior leverage ratio and a minimum consolidated adjusted EBITDA amount. As a result of these restrictions, we may not be able to pursue business strategies that could be in the best interests of holders of our notes and stock. In our most recent bank amendment our senior lenders have waived compliance with the minimum interest coverage ratio, the maximum leverage ratio and the maximum senior leverage ratio from December 31, 2001 to and including December 31, 2002 and replaced those covenants with new covenants that apply for the year ended December 31, 2002 which better reflect current conditions in the semiconductor industry. In a prior bank amendment, our senior lenders have also waived compliance with the minimum fixed charge coverage ratio for the calculation periods ending during the period commencing on and including September 30, 2001 and ending on and including December 31, 2002.



   The covenants waived for 2002 under the most recent bank amendment include:
(1) the minimum interest coverage ratio of 1.6 to 1.0 through March 31, 2002,
1.75 to 1.0 through June 30, 2002 and 1.85 to 1.0 through December 31, 2002;
(2) the maximum leverage ratio of 5.0 to 1.0 through June 30, 2002 and 4.5 to
1.0 through December 31, 2002; and (3) the maximum senior leverage ratio of 2.5 to 1.0 through December 31, 2002. These three covenants were waived under the current amendment and replaced for 2002 with (1) a minimum consolidated adjusted EBITDA amount of $30.0 million, $26.0 million, $32.0 million and $40.0 million for the twelve months ended March 31, June 30, September 30 and December 31, 2002, respectively, and (2) a new maximum capital expenditure amount of $30.0 million. Pursuant to a prior amendment, the minimum fixed charge coverage ratio of 1.05 to 1.0 was waived through December 31, 2002.



   At September 30, 2001, we were in compliance with all of these tests, except the minimum fixed charge coverage of ratio whose compliance was waived. In addition, at September 30, 2001, our interest coverage ratio was 1.83 to 1.0; our leverage ratio was 4.83 to 1.0; our consolidated capital expenditures were approximately $33.7 million; and our senior leverage ratio was 2.28 to 1.0. While we were not required to maintain consolidated adjusted EBITDA for any periods ending on or prior to December 31, 2001, our consolidated adjusted EBITDA for the twelve months ended September 31, 2001 was $64.5 million.





   If we fail to comply with the restrictions in the senior credit facility, a default may also occur under the indenture governing our existing 123/4% senior subordinated notes and any other financing agreements. This default may allow some creditors, if their respective agreements so provide, to accelerate payments owed on such debt as well as any other indebtedness as to which a cross-acceleration or cross-default provision applies. The creditors who may be entitled to accelerated payments in the event of a default are: (1) the holders of our 12 3/4% senior subordinated notes issued in the aggregate principal amount of $165.0 million, under an indenture dated July 29, 1999 by and among us, ChipPAC International Company Limited, and Firstar Bank, N.A. as trustee; and (2) the senior credit facility lenders, including Credit Suisse First Boston, New York branch, BankBoston N.A., State Street Bank and Trust Company, Balanced High-Yield Fund II Limited, CIBC Inc., First Source Financial LLP, Heller Financial, Inc., The First National Bank of Chicago and IBM Credit Corporation (the "senior facility lenders"), under our senior credit facility, dated as of August 5, 1999 by and among the us, ChipPAC International Company Limited, and Credit Suisse First Boston, New York branch, as the administrative agent, collateral agent and sole lead arranger for the Senior Facility Lenders. As of September 30, 2001, the aggregate principal amount of the senior credit facility was $168.6 million of which approximately $147.0 million was outstanding. In addition, our lenders may be able to terminate any commitments they had made to supply us with further funds. See "Description of Notes."


We may not have the ability to raise the funds necessary to finance the change in control offer required by the indenture governing the notes.

   If the company undergoes a change in control (as defined in the indenture governing the notes) we may need to refinance large amounts of our debt, including our existing 123/4% senior subordinated notes and these notes and borrowings under the senior revolving credit facility. If a change in control occurs, we must offer to buy back the notes for a price equal to 100.0% of the principal amount of the notes, plus any accrued and unpaid interest. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the notes upon a change in control. In addition, our senior revolving credit facility will prohibit us from repurchasing the notes until we first repay the senior revolving credit facility in full and the indenture governing our existing 123/4% senior subordinated notes requires us to meet financial tests before preparing subordinated debt like the notes. If we fail to repurchase the notes in that circumstance, we will go into default under the indenture governing the notes and by virtue of the cross-default provisions contained in the notes, the senior revolving credit facility and the indenture governing our existing 123/4% senior subordinated notes. A change in control for purposes of the indenture governing the notes may also constitute a change in control under the indenture governing our existing 123/4% senior subordinated notes, which would require that we offer to buy back the existing 123/4% senior subordinated notes prior to these notes. Any future debt which we incur may also contain restrictions on repayment upon a change in control. If any change in control occurs, we cannot assure you that we will have sufficient funds to satisfy all of the company's debt obligations. These buyback requirements may also delay or make it harder for others to effect a change in control. However, certain other corporate events, such as leveraged recapitalizations that would increase our level of indebtedness, would not constitute a change in control under the indenture governing the notes. See "Description of Notes--Purchase of Notes at Your Option Upon a Change in Control."

Federal and state laws allow courts, under specific circumstances, to void debts and require holders of debt securities to return payments received from debtors.

   All of the net proceeds from the initial private placement of these notes was used to repay our existing senior credit facility. If a bankruptcy proceeding or a lawsuit is initiated by the company's unpaid creditors, the debt which we incurred to repay our existing credit facility, including the notes, may be reviewed under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws. Under these laws, the debt of the company could be voided, or claims in respect of the debt could be subordinated to all other debt if, among other things, the company:

  . received less than reasonably equivalent value or fair consideration for the incurrence of such debt;

  .  was insolvent or rendered insolvent by reason of such incurrence;

  . was engaged in a business or transaction for which the remaining assets of the company constituted unreasonably small capital; or

  . intended to incur, or believed that the company would incur, debts beyond our ability to pay such debts as they mature.

   In addition, you may be required to return to fund for the benefit of creditors, any payments received from us in respect of the notes.

   The measures of insolvency will vary depending upon the fraudulent transfer law applied in any proceeding to determine whether such a transfer has occurred. Generally, however, a debtor would be considered insolvent if:

  . the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  . the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

  .  it could not pay its debts as they become due.

   On the basis of historical financial information, recent operating history and other factors, we believe that we are not insolvent, do not have unreasonably small capital for the business in which we are engaged and have not incurred debts beyond our ability to pay such obligations as they mature. We cannot assure you, however, as to what standard a court would apply in making such determination, or that a court would agree with our conclusion in this regard.

We cannot assure you that an active trading market will develop or continue for the notes.

   Prior to the initial private placement of these notes, there has been no public market for the notes. In addition, both the liquidity and the market price quoted for these notes may be adversely affected by changes in the price of our Class A common stock, changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active or stable trading market will develop or continue for these notes. We also cannot guarantee that the notes will trade in the same or like manner as our existing 123/4% senior subordinated notes.

                  Risks Relating to Our Class A Common Stock

Our stock price has fluctuated significantly in the past, and the market price of the notes and our Class A common stock may be lower than you expect.

   Since our initial public offering on August 8, 2000, the closing price of our Class A common stock has fluctuated significantly, ranging from a low of $1.88 to a high of $18.50 per share. Fluctuations in our stock price could continue. Among the factors that could affect our stock price are:

  .  quarterly variations in our operating results;

  .  strategic actions by us or our competitors, such as acquisitions;

  .  general market conditions; and

  .  general economic factors unrelated to our performance.

   The stock markets in general, and the markets for technology companies in particular, have experienced a high degree of volatility not necessarily related to the operating performance of particular companies. We cannot provide assurances as to our stock price or as to the negative effect a change in the price of our Class A common stock may have on the market price of the notes.

Some of our long-time stockholders have the right to require us to register the public sale of their shares; all of our total outstanding shares of Class A common stock may be sold into the market; future sales of those shares could depress the market price of our Class A common stock.


   The public market for our Class A common stock includes 11,500,000 shares of Class A common stock that we sold in our initial public offering. At the time of our initial public offering, there were 55,631,718 additional shares of our Class A common stock outstanding. Those people and entities who were our stockholders prior to our initial public offering are able to sell their shares in the public market, subject to legal restrictions on transfer. Some of our stockholders prior to our initial public offering are parties to agreements with us that provide for demand registration rights to cause us to register under the Securities Act of 1933, as amended, or the Securities Act, all or part of their shares of our Class A common stock, as well as piggyback registration rights. Our long-time stockholders have waived their piggy-back registration rights and will not sell any shares in conjunction with this offering. Currently, approximately 46,463,489 shares of our Class A common stock have restrictions on resale and are subject to these registration rights. We believe that all of the other shares of our Class A common stock are freely tradable. Registration of the sale of these shares of our Class A common stock would permit their sale into the market immediately. If our stockholders sell a large number of shares, the market price of our Class A common stock could decline, as these sales may be viewed by the public as an indication of an upcoming or recently occurring shortfall in the financial performance of our company. Moreover, the perception in the public market that these stockholders might sell shares of our Class A common stock could depress the market price of the Class A common stock.



   As of December 31, 2001, we had 69,403,370 shares of our Class A common stock outstanding. All of these shares are freely tradeable without restriction under the Securities Act of 1933, except for any shares which may be held or acquired by an affiliate of our company, as that term is defined in Rule 144 promulgated under the Securities Act of 1933. We believe that affiliates hold approximately 46,416,214 shares of common stock, and that those shares could only be sold over the next 12 months in accordance with the volume and manner of sale limitations set forth in Rule 144.


Provisions of our charter documents could discourage potential acquisition proposals and could delay, deter or prevent a change in control.

   Provisions of our certificate of incorporation and by-laws may inhibit changes in control of our company not approved by our board of directors and would limit the circumstances in which a premium may be paid for our

Class A common stock in proposed transactions, or a proxy contest for control of the board may be initiated. These provisions provide for:

  .  a prohibition on stockholder action through written consents;

  . a requirement that special meetings of stockholders be called only by our chief executive officer or the board of directors;

  .  advance notice requirements for stockholder proposals and nominations;

  . limitations on the ability of stockholders to amend, alter or repeal the by-laws; and

  . the authority of the board to issue, without stockholder approval, preferred stock with terms as the board may determine.

                         Risks Related to Our Business

Our operating results for the quarters ended September 30, 2001, June 30, 2001 and March 31, 2001 declined significantly from the quarters ended September 30, 2000, June 30, 2000 and March 31, 2000.


   Our gross margins, net income and operating income for the quarters ended September 30, 2001, June 30, 2001 and March 31, 2001 decreased as compared to our results in the quarters ended September 30, 2000, June 30, 2000 and March 31, 2000 as a result of a decline in our revenues. Our revenues for the quarters ended September 30, 2001, June 30, 2001 and March 31, 2001 were $74.7 million, $87.4 million and $89.9 million, respectively, compared to $155.8 million, $109.0 million and $97.5 million, respectively, in the same periods for 2000. The decline is attributable to the continued semiconductor industry demand slowdown and resulting inventory buildup caused by ongoing end market demand weakness. Our net loss has increased from $9.7 million and $9.4 million in the quarters ended March 31, 2001 and June 30, 2001, respectively, to $16.4 million in the quarter ended September 30, 2001. In addition to the effect of the decline in operating income, net income was further reduced in the third quarter of 2001 compared to the other quarters by the change in the effective tax rate from 20% to 0%. We cannot assure you that our business will not continue to decline or that our performance will improve.



We may not be able to continue to implement our cost saving strategy. Even if we do, it may not reduce our operating expenses by as much as we anticipated and could even compromise the development of our business.


   In response to the recent weakness in demand for semiconductors, we implemented cost saving measures, including significant reduction in our work force, furloughs, reduced work shift schedules, reductions in discretionary spending, reduced materials cost and lower capital expenditures and redesign of our manufacturing processes to improve productivity.


   As a result of these cost saving measures, we have incurred approximately $3.0 million in restructuring charges during the nine months ended September 30, 2001. Additionally, we expect there to be approximately $3.0 million in charges in the three months ended December 31, 2001. However, we cannot assure you that these cost saving measures will increase productivity nor that the expected net savings will occur during this period or at any other time in the expected amounts, if at all. In fact, our cost saving measures could adversely affect our revenue, as it could create inefficiencies in our business operations, result in labor disruptions and limit our ability to expand and grow our business.


The cyclicality of the semiconductor industry could adversely affect our operating results.

   Our operations are substantially affected by market conditions in the semiconductor industry, which is highly cyclical and, at various times, has experienced significant economic downturns characterized by reduced product demand and production overcapacity which can result in rapid erosion of average selling prices. At the end of 2000, we experienced a general slowdown in the semiconductor industry.

   In addition, we increase our level of operating expenses and investment in packaging services capacity based on customer demand forecast(s) and anticipated revenue growth. If our revenues do not grow as anticipated or the forecasts upon which we rely are inaccurate, and we are unable to decrease these expenses, our operating income would decrease.

Our profitability is affected by average selling prices which tend to decline.

   Decreases in the average selling prices of our packaging and test services can have a material adverse effect on our profitability. The average selling prices of packaging and test services have declined historically, with packaging services in particular experiencing severe pricing pressure. This pricing pressure for packaging and test services is likely to continue. Our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to offset decreases in average selling prices by improving production efficiency, increasing unit volumes packaged or tested, or by shifting to higher margin packaging and test services. If we are unable to do so, our business, financial condition and results of operations could be materially and adversely affected.

If we are unable to develop and market new technologies, we may not remain competitive within the semiconductor packaging industry.

   The semiconductor packaging and test industry is characterized by rapid increases in the diversity and complexity of packaging services. As a result, we expect that we will need to continually introduce more advanced package designs in order to respond to competitive industry conditions and customer requirements. The requirement to develop, license and maintain advanced packaging capabilities and equipment could require significant research and development and capital expenditures in future years. Any failure by us to achieve advances in package design or to obtain access to advanced package designs developed by others could reduce our growth prospects and operating income.

The intensity of competition in our industry could result in the loss of our customers, which could adversely affect our revenues and profits.

   We face substantial competition from a number of established independent packaging companies and with the internal capabilities of many of our largest customers. Amkor Technology is our dominant competitor, and Advanced Semiconductor Engineering Group, and Siliconware Precision Industries Co., Ltd. are the other companies that offer a broad range of packages and services that compete with ours. Other than Amkor, the listed companies only compete in some package types or for some test services. We compete based on breadth of service, quality, and price. We offer a broad portfolio of assembly and test services compared to all but the largest of our competitors. We offer approximately the same types of services as our largest competitors and our service offerings in power packaging is not shared with our largest competitors. Prices are set by the market and the ability to deliver profitable service at market prices is key. Each of our primary competitors has significant operational capacity, financial resources, research and development operations, and established relationships with many large semiconductor companies, which are current or potential customers of ours. Furthermore, our competitors may in the future capture our existing or potential customers through superior responsiveness, service quality, product design, technical competence or other factors, which we view as principal elements of competition in our industry. In addition, our primary customers may, in the future, shift more of their packaging and test service demand internally. As a result, we may have reduced revenues and profits.

Our research and development efforts may not yield profitable and commercially viable services; thus, we may have significant short-term research and development expenses, which will not necessarily result in increases in revenue.

   Our research and development efforts may not yield commercially viable packages or test services. The qualification process for new customers is conducted in various stages which may take one or more years to complete, and during each stage there is a substantial risk that we will have to abandon a potential package or test service which is no longer marketable and in which we have invested significant resources. In the event we are able to qualify new packages, a significant amount of time will have elapsed between our investment in new packages and the receipt of any related revenues.

We could lose customers, and thus revenue, if we cannot maintain the quality of our services.

   The semiconductor packaging process is complex and involves a number of precise steps. Defective packaging can result from a number of factors, including the level of contaminants in the operational environment, human error, equipment malfunction, use of defective materials and plating services and inadequate sample testing. From time to time, we expect to experience lower than anticipated yields as a result of these factors, particularly in connection with any expansion of capacity or change in processing steps. In addition, our yield on new packaging could be lower during the period necessary for us to develop the requisite expertise and experience with these processes. Any failure by us to maintain high quality standards or acceptable yields, if significant and sustained, could result in the loss of customers, delays in shipments, increased costs and cancellation of orders.


   Our business may be adversely affected by the loss of, or reduced purchases by, Atmel Corporation, Fairchild Semiconductor International, Inc., Intel Corporation, Intersil Corporation, LSI Logic Corporation, nVIDIA Corporation or any other large customer. Additionally, we may encounter difficulties in soliciting new customers.



   For the nine months ended September 30, 2001, sales to our top five customers in the aggregate accounted for approximately 73.2% of total net revenues. During this same period, our three largest customers, Intersil, Intel, and LSI Logic, respectively, produced 21.2%, 18.8% and 14.5% of our sales revenues. If any of our main customers were to purchase significantly less of our services in the future, these decreased levels of purchases could, ultimately, harm our operating results.


   Semiconductor packaging companies must pass a lengthy and rigorous qualification process that can take up to six months at a cost to the customer of approximately $250,000 to $300,000. If we fail to qualify packages with potential customers or customers with which we have recently become qualified do not use our services, then our customer base could become more concentrated with a limited number of customers accounting for a significant portion of our revenues. Moreover, we believe that once a semiconductor company has selected a particular packaging and test foundry company's services, the semiconductor company generally relies on that vendor's packages for specific applications and, to the extent possible, subsequent generations of that vendor's packages. Accordingly, it may be difficult to achieve significant sales to a particular or potential customer once it selects another vendor's packaging services.

Economic crisis in Asia where most of our suppliers are located could prevent us from securing adequate supplies of materials, which could, in turn, prevent us from meeting the requirements of our customers and result in a decrease in our revenues.


   Most of our materials suppliers are located in Asia. Historically, over half of our substrate costs were incurred from the purchase of materials from Japanese suppliers. In the future, we expect that a growing portion of these materials will be supplied by sources in South Korea and Taiwan. Several countries in this region have experienced currency devaluation and/or difficulties in financing short-term obligations. We cannot assure you that the effect of an economic crisis on our suppliers will not impact operations, or that the effect on our customers in that region will not adversely affect both the demand for our services and the collectibility of receivables.


The failure of our vendors to supply sufficient quantities of materials on a timely basis could prevent us from fulfilling our customers' orders. In addition, we may not be able to pass on any unexpected increase in the cost of these materials to our customers.

   We obtain materials to fill orders for our packaging and test services directly from vendors. To maintain competitive packaging operations, we must obtain from our vendors, in a timely manner, sufficient quantities of acceptable materials at expected prices. We source most of our materials, including critical materials like laminate substrates, lead frames, mold compounds and gold wires, from a limited group of suppliers. We purchase all of our materials on a purchase order basis and have no long-term contracts with any suppliers. From time to time, vendors have extended lead times or limited the supply of required materials to us because of vendor capacity constraints and, consequently, we have experienced difficulty in obtaining acceptable materials on a timely basis. Our business and results could be negatively impacted if our ability to obtain sufficient quantities of materials and other supplies in a timely manner were substantially diminished or if there were significant increases in the cost of materials that we could not pass on to our customers.

If we are unable to obtain capital equipment in a timely manner, we may be unable to meet the increased demands of our customers which could result in a decrease in our revenues.

   Our facilities currently have sufficient packaging and test services capacity to meet the current and expected demands of our customers. Nonetheless, in the event there are significant increases in overall semiconductor demand or demand for some of our products and services, we may not be able to meet those increased demands of our customers. Moreover, because the semiconductor packaging and test services business requires investment in expensive capital equipment and is characterized, from time to time, by intense demand, limited supply and long delivery cycles, we may not be able to readily increase our operating capacity. This would lead to a loss of sales of our packaging and test services, could ultimately lead to a loss in market share and have a negative impact on our results of operations.

We depend upon intellectual property and license critical technology from Hynix Semiconductor, Inc., Motorola, Inc., Tessera, Inc., LSI Logic and Intersil. To the extent these licenses are not perpetual and irrevocable, our net revenues could be materially adversely affected if our rights under these licenses expire or are terminated.

   We seek to protect our proprietary information and know-how through the use of trade secrets, confidentiality agreements and other security measures. We may not obtain patent protection for the patent applications that we file, or if we are granted patents, those patents may not offer meaningful protection. Additionally, we cannot assure you that our competitors will not develop, patent or gain access to similar know-how and technology, or reverse engineer our packaging services, or that any confidentiality agreements upon which we rely to protect our trade secrets and other proprietary information will be adequate to protect our proprietary technology.

   Any patents and utility model, design right and computer program right registrations obtained relating to technology that we developed prior to our recapitalization are owned by Hynix Semiconductor, formerly Hyundai Electronics Inc. In connection with our recapitalization, we entered into a patent and technology license agreement by which Hynix Semiconductor granted us license to use specific intellectual property rights in our semiconductor packaging and test activities. We expect to seek patents and utility model, design right and computer program right registrations, as applicable, on new packaging process and package design technologies that we develop as a means of protecting technology and market position.

   We have a non-exclusive sublicense from Hynix Semiconductor to use patented BGA technologies owned by Motorola, which expires on December 31, 2002. Motorola licenses these patents to others, including our competitors. After giving pro forma effect to the acquisition of the Malaysian business in 2000, these BGA technologies contributed 41.1% of our net revenues in 2000.

   We have a worldwide, royalty-bearing, non-exclusive license under specified Tessera patents, technical information and trademarks relating to Tessera's proprietary IC packages. This license will expire sometime after February 2018.

   We also have two separate license agreements with LSI Logic under which we have worldwide, royalty-bearing, non-exclusive licenses to use LSI packaging technology and technical information to manufacture, use and sell flip-chip semiconductor devices having at least 200 solder balls and semiconductor device assemblies having an overall height of less than 1.2 millimeters, respectively. The LSI Logic license relating to flip-chip semiconductor devices becomes perpetual and irrevocable upon our payment of fees or January 1, 2004, whichever occurs first. The other LSI Logic license is perpetual but may be terminated by LSI Logic in the event of our uncured breach or bankruptcy.

   In addition, we have a worldwide, royalty-free, non-exclusive license under Intersil patents, copyrights and technical information which are used in or related to the operation of the Malaysian business. This Intersil license is perpetual and irrevocable. Any intellectual property rights in the bonding diagrams, test programs, maskworks and test boards uniquely related to the Intersil products for which we provide packaging and test services are licensed to us only for use in providing those services.

   To the extent these licenses are not perpetual and irrevocable, we may be unable to utilize the technologies under these licenses if they are not extended or otherwise renewed or if any of these licenses are terminated by the licensor due to our uncured breach or bankruptcy. Alternatively, if we are able to renew these arrangements, we cannot assure you that they will be on the same terms as currently exist. Any failure to extend or renew these license arrangements could cause us to incur substantial liabilities and to suspend the packaging services and processes that utilized these technologies.

The loss of our skilled technical, marketing and sales personnel or our key executive officers could have a material adverse effect on our research and development, marketing and sales efforts.

   Our competitiveness will depend in large part upon whether we can attract and retain skilled technical, marketing and sales personnel and can retain members of our executive team. Competition for skilled personnel is intense, and we may not be successful in attracting and retaining the technical personnel or executive managers we require to develop new and enhanced packaging and test services and to continue to grow and operate profitably. If we cannot attract or retain skilled personnel, we may not be able to operate successfully in the future.

If we encounter future labor problems, we may fail to deliver our products in a timely manner which could adversely affect our revenues and profitability.


   Our employees at our Ichon, South Korea facility are represented by ChipPAC Korea Labor Union and are covered by collective bargaining and wage agreements. The collective bargaining agreement, which covers basic union activities, working conditions and welfare programs, among other things, is effective to May 1, 2003 and the wage agreement is effective to May 1, 2002. As of December 31, 2001, approximately 78% of our employees were represented by the ChipPAC Korea Labor Union. In addition, one of our Chinese subsidiaries experienced labor protests and a two-day work stoppage in July 1998 in connection with proposed work force reductions. We cannot assure you that issues with the labor union or other employees will be resolved favorably for us in the future, that we will not experience significant work stoppages in future years or that we will not record significant charges related to those work stoppages. In addition, potential efficiency enhancement efforts, including personnel reductions, following our recent acquisition of the Malaysian business may create the risk of labor problems in Malaysia or at other facilities.



New laws and regulations, currency devaluation and political instability in foreign countries, particularly in South Korea, China and Malaysia, could make it more difficult for us to operate successfully.



   For the nine months ended September 30, 2001 and the years ended 2000, 1999 and 1998, we generated approximately 10.7%, 16.7%, 11.3%, and 7.2% of total revenues, respectively, from international markets, primarily from customers in Southeast Asia and Europe. In addition, all of the facilities currently used to provide our packaging services are located in South Korea, China and Malaysia. Moreover, many of our customers' operations are located in countries outside of the United States. We cannot determine if our future operations and earnings will be affected by new laws, new regulations, a volatile political climate, changes in or new interpretations of existing laws or regulations or other consequences of doing business outside the U.S., particularly in South Korea, China and Malaysia. If future operations are negatively affected by these changes, our sales or profits may suffer.


Fluctuations in the exchange rate of the U.S. dollar and foreign currencies could have a material adverse effect on our financial performance and profitability.

   A portion of our costs are denominated in foreign currencies, like the South Korean Won, the Chinese Renminbi or RMB and the Malaysian Ringgit. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our costs of goods sold and operating margins and could result in exchange losses. We cannot fully predict the impact of future exchange rate fluctuations on our profitability. From time to time, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, we cannot assure you that any hedging technique we may implement will be effective. If it is not effective, we may experience reduced operating margins.

We could suffer adverse tax and other financial consequences if U.S. or foreign taxing authorities do not agree with our interpretation of applicable tax laws.

   Our corporate structure is based, in part, on assumptions about the various tax laws, including withholding tax, and other relevant laws of applicable non-U.S. jurisdictions. We cannot assure you that foreign taxing authorities will agree with our interpretations or that they will reach the same conclusions. Our interpretations are not binding on any taxing authority and, if these foreign jurisdictions were to change or to modify the relevant laws, we could suffer adverse tax and other financial consequences or have the anticipated benefits of our corporate structure materially impaired.

Because the Malaysian business previously operated as a subsidiary of Intersil, our future financial results may be significantly different from those experienced historically.


   Prior to our acquisition of our Malaysian business in 2000, it was operated as a subsidiary of Intersil. All the historical revenues of the Malaysian business represent intercompany sales to Intersil on terms determined by Intersil. Although we expect to retain this business pursuant to a five-year supply agreement with Intersil, volume, product mix and pricing may change in the future, and we cannot assure you that Intersil will perform under our supply agreement.





We entered into supply contracts with Intersil in connection with our acquisition of our Malaysian business and with Fairchild Semiconductor following Fairchild's acquisition of Intersil's discrete power business, and any decrease in the purchase requirements of Intersil or Fairchild or the inability of Intersil or Fairchild to meet its contractual obligations could substantially reduce the financial performance of our Malaysian subsidiary.



   Historically, the Malaysian business generated all of its revenues from the sale of products and services to affiliated Intersil companies. The revenue of the Malaysian business for the first six months of 2000 prior to our acquisition of it and for all of 1999 was $41.9 million and $101.9 million, respectively. As a result of our acquisition of the Malaysian business, we have numerous arrangements with Intersil, including arrangements relating to packaging and test services as a vendor to affiliated Intersil companies and other services. Any material adverse change in the purchase requirements of Intersil or in its ability to fulfill its other contractual obligations could have a material adverse effect on our Malaysian subsidiary. Moreover, we may be unable to sell any products and services to affiliated Intersil companies beyond the term of our five-year supply agreement with Intersil. In connection with Fairchild Semiconductor's acquisition of Intersil's discrete power business, we entered into an assignment agreement that assigned Intersil's portion of the supply agreement relating to this business to Fairchild. We have also entered into a three-year IT services agreement with Intersil under which the

Malaysian business will continue to obtain a number of these services from Intersil. We cannot assure you that Fairchild will perform under the services agreement or that Intersil will perform under the supply agreement or that upon termination of these agreements we will be able to obtain similar services on comparable terms.




We may not be able to consummate future acquisitions, and consequences of those acquisitions which we do complete may adversely affect us.

   We plan to continue to pursue additional acquisitions of related businesses. The expense incurred in consummating the future acquisition of related businesses, or our failure to integrate those businesses successfully into our existing business, could result in our incurring unanticipated expenses and losses. We plan to continue to pursue additional acquisitions of related businesses in the future. We may be unable to identify or finance additional acquisitions or realize any anticipated benefits from those acquisitions.

   Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our financial condition and operating results.

   In addition, we may finance future acquisitions with additional indebtedness. We have a substantial amount of outstanding indebtedness and will, subject to compliance with our debt instruments, have the ability to incur additional indebtedness. We will be required to generate cash flow from operations to service that indebtedness and there can be no assurance that we will generate sufficient cash flow to service that indebtedness. We may be required to refinance our indebtedness upon its maturity, and we cannot assure you that we will be able to refinance our indebtedness at all or on terms acceptable to us.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets on which our securities trade, the markets in which we operate, our operations and our profitability.

   Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Our current facilities include administrative, sales, and R&D facilities in the United States of America and manufacturing facilities in South Korea, Malaysia and China. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect the sales of our products in the United States and overseas.

   Also as a result of terrorism, the United States may enter into an armed conflict which could have a further impact on our domestic and international sales, our supply chain, our production capability and our ability to deliver product to our customers. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

A limited number of persons indirectly control us and may exercise their control in a manner adverse to your interests.


   At December 31, 2001, Citicorp Venture Capital, Ltd. and its affiliates owned or had the right to acquire 23,849,399 shares or approximately 32.1% of our outstanding Class A common stock. At December 31, 2001, funds affiliated with Bain Capital, Inc. owned 16,303,749 shares or approximately 23.5%, of our outstanding Class A common stock. By virtue of this stock ownership, these entities collectively have the power to direct our affairs and will be able to determine the outcome of all matters required to be submitted to stockholders for approval, including the election of a majority of our directors, any merger, consolidation or sale of all or substantially all of our assets and amendment of our certificate of incorporation. Because a limited number of persons control us, transactions could be difficult or impossible to complete without the support of those persons. It is possible that these persons will exercise control over us in a manner adverse to your interests.

If our relationship with Hynix Semiconductor, our previous owner, deteriorates, our business operations could be interrupted.


   Our facilities in Ichon, South Korea occupy a portion of a building located on property owned by Hynix Semiconductor, a current stockholder and former majority owner. In addition, Hynix Semiconductor is one of our current customers. An unfavorable change in our relations with Hynix Semiconductor could adversely affect services we receive from them at this facility and the revenue we derive from the products and services we provide to them.


Environmental, health and safety laws could require us to incur capital and operational costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination.

   We are subject to liabilities and compliance obligations arising under environmental, health and safety laws. These laws impose various controls on the quality of our air and water discharges, on the storage, handling, discharge and disposal of chemicals the company uses, and on employee exposure to hazardous substances in the workplace. Environmental, health and safety laws could require us to incur capital and operational costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination. We cannot assure you that applicable environmental, health and safety laws will not in the future impose the need for additional capital equipment or other process requirements upon the company, curtail its operations, or restrict its ability to expand its operations. The adoption of new environmental, health and safety laws, the failure to comply with new or existing laws, or issues relating to hazardous substance contamination could subject the company to future material liability.

                          FORWARD-LOOKING STATEMENTS

   This prospectus, including the section entitled "Risk Factors," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratio of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 and for the nine months ended September 30, 2001.

                                                          September 30,
                                                               2001
                                                          --------------
                                                          (in thousands)
        Total indebtedness...............................    $362,000


                                                  Years Ended December 31,
                                                  ------------------------ Nine Months Ended
                                                  2000 1999 1998 1997 1996 September 30, 2001
                                                  ---- ---- ---- ---- ---- ------------------
Ratio of earnings to fixed charges............... 1.4x  --  4.3x  --   --          --

   For purposes of the computation of ratio of earnings to fixed charges in the table above, earnings are defined as income (loss) before provision for income taxes and fixed charges. Fixed charges are interest costs and amortization of debt issuance cost. For the years ended December 31, 1996, 1997 and 1999 and the nine months ended September 30, 2001, earnings were insufficient to cover fixed charges by $2.7 million, $55.8 million, $4.0 million and $37.9 million, respectively.

   The ratios provided above are often used by investors to evaluate a company's capital structure and its ability to make payments on its debt. The ratio of earnings to fixed charges attempts to capture the relative protection that operating profitability provides our noteholders by permitting them to assess the probability of our failing to make required principal and interest payments on the notes. If adverse economic and industry conditions adversely affect our operating earnings, the subsequent worsening of this ratio would indicate to our noteholders that we are at a greater risk of failing to meet our interest payment obligations.

                                USE OF PROCEEDS

   We will receive no proceeds from this offering. The selling security holders will receive the proceeds from this offering.

                           SELLING SECURITY HOLDERS

   We initially issued the notes in a private placement in June 2001. The selling security holder of the notes, Citicorp Mezzanine III, L.P. may offer and sell the notes and the underlying Class A common stock pursuant to this prospectus. As shown in the table below this paragraph, Citicorp Mezzanine III, L.P. holds $50,000,000 aggregate principal amount of the notes, which is all of the notes outstanding. Citicorp Mezzanine III, L.P. is an affiliate of Citicorp Venture Capital, Ltd. which, along with its affiliates, owns or has the right to acquire approximately 32.4% of our outstanding Class A common stock. This information is based on information provided by or on behalf of Citicorp Mezzanine III, L.P.

                                                                       Amount of Notes
                                                  Principal Amount of to be Offered for
                                                   Notes Owned Prior  Security Holders
Name of Selling Security Holder                       to Offering          Account
-------------------------------                   ------------------- -----------------
Citicorp Mezzanine III, L.P......................     $50,000,000        $50,000,000

   We initially issued the additional 2,192,982 shares of Class A common stock to QUALCOMM Incorporated in a private placement in July 2000 in connection with the execution of a supply agreement between our two companies. The selling security holder of the additional shares of the Class A common stock, QUALCOMM Incorporated, may offer and sell those additional shares of our Class A common stock pursuant to his prospectus. QUALCOMM Incorporated holds approximately 3.2% of our outstanding Class A common stock. This information, as shown by the table below this paragraph, is based on information provided by QUALCOMM Incorporated.

                                                                     #/% of Shares of
                                                  # of Shares of   Class A Common Stock
                                                   Common Stock     Outstanding to be
                                                    Owned Prior        Owned After
Name of Selling Security Holder                   to the Offering Completion of Offering
-------------------------------                   --------------- ----------------------
QUALCOMM, Inc....................................    2,192,982             0/0%

   The term "selling security holders" includes, without duplication, Citicorp Mezzanine III, L.P., QUALCOMM Incorporated and their transferees, pledgees, donees or other successors. The information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

   The selling security holders may offer all, some or none of the notes, the underlying Class A common stock and the additional Class A common stock and as a result, no estimate can be give as to the amount of the notes, the underlying Class A common stock and the additional Class A common stock that will be held by the selling security holders upon termination of any offering.

                             PLAN OF DISTRIBUTION

   The notes, the underlying Class A common stock and the additional Class A common stock covered by this prospectus may be sold from time to time to purchasers directly by the selling security holders. Alternatively, the selling security holders may from time to time offer the securities through underwriters, broker-dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of securities for whom they may act as agent. The selling security holders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of securities by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. We will not receive any of the proceeds from the offering of the notes or the Class A common stock by the selling security holders.

   Because the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulation provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

   The notes, the underlying Class A common stock and the additional Class A common stock covered by this prospectus may be sold from time to time in one or more transactions at:

  .  fixed prices;

  .  prevailing market prices at the time of sale;

  .  varying prices determined at the time of sale; or

  .  negotiated prices, including sales below the market price.

   Such prices will be determined by the selling security holders or by agreement between the selling security holders and underwriters and dealers who may receive fees or commissions in connection therewith.

   The sale of the securities may be effected in transactions:

  . on any national securities exchange or quotation service on which the notes may be listed or quoted at the time of sale, including directly with market makers acting as principal;

  .  in the over-the-counter market;

  . in transactions other than on such exchanges or in the over-the-counter market, including privately negotiated transactions;

  .  through short sales and transactions covering short sales;

  .  through the writing of options; or

  . in any other lawful manner, including under Rule 144 rather than pursuant to this prospectus.

   These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. The selling security holders may also transfer the securities to their partners, members or shareholders.

   At the time of a particular offering of the notes, the underlying Class A common stock or the additional Class A common stock by a selling security holder, a supplement to this prospectus, if required, will be distributed setting forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

   To comply with the securities laws of certain jurisdictions, if applicable, the notes, the underlying Class A common stock or the additional Class A common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the notes, the underlying Class A common stock or the additional Class A common stock may not be offered or sold (unless they have been registered or qualified for sale) in such jurisdictions or an exemption from registration or qualification is available and is complied with.


   We originally sold the notes and the underlying Class A common stock in June 2001 to Citicorp Mezzanine III, L.P. in a private placement. We agreed pursuant to a registration rights agreement to use commercially reasonable efforts to cause the registration statement to which this prospectus relates to become effective within 220 days after the date the notes were issued and to keep the registration statement effective until the earlier of two years or the time when all of the notes and the underlying Class A common stock have been sold pursuant to this registration statement or Rule 144 or can be sold pursuant to Rule 144(k). Citicorp Mezzanine III, L.P. has represented to us that it is not a broker-dealer. Nonetheless, Citicorp Mezzanine III, L.P. has represented to us that it is an affiliate of a broker-dealer. Because Citigroup Inc. ultimately controls one or more registered broker-dealers and Citicorp Mezzanine III, L.P., Citicorp Mezzanine III, L.P. may be viewed as under common control with the broker-dealer entities and, therefore, an affiliate of those broker-dealer entities. Citicorp Mezzanine III, L.P., however, has advised us that it originally purchased the securities for its own account and that it purchased the securities in the ordinary course of business with no pre-arrangements, either directly or indirectly with any other person, to sell such securities.


   We originally issued the additional Class A common stock in July of 2001 in connection with the execution of a supply agreement by us and QUALCOMM. At that time, pursuant to a registration rights agreement, we granted to QUALCOMM "piggy-back" registration rights. The additional Class A common stock is being registered in the registration statement to which this prospectus relates because QUALCOMM has exercised its registration rights under that registration rights agreement. QUALCOMM has represented to us that it is neither a broker-dealer nor an affiliate of a broker-dealer.

   Pursuant to these registration rights agreements, we will pay all expenses of the registration of the notes, the underlying Class A common stock and the additional Class A common stock including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws and the reasonable fees and expenses of counsel to the selling security holders of the notes, the underlying Class A common stock and the additional Class A common stock. The selling security holders of the notes, the underlying Class A common stock and the additional Class A common stock are responsible for all underwriting discounts and selling commissions, if any. We and the selling security holders of the notes, the underlying Class A common stock and the additional Class A common stock will indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

                             DESCRIPTION OF NOTES

General

   In this section of the prospectus, unless the context requires otherwise, the words "ChipPAC," "company," "we," "our," "ours" and "us" refer only to ChipPAC, Inc. and not to any of its subsidiaries.

   We issued the notes under an indenture dated as of June 15, 2001 by and between us and U.S. Bank, N.A., formerly known as Firstar Bank, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

   The following description is only a summary of the material provisions of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. You may request copies of these agreements at our address provided under "Where You Can Find More Information."

Brief Description of the Notes

   These notes:

  .  are unsecured general obligations of ChipPAC;

  . are subordinated in right of payment to all existing and future senior indebtedness of ChipPAC; as described under "--Subordination of the Notes"; and

  . are convertible into shares of our Class A common stock as described under "--Conversion of the Notes."

Principal, Maturity and Interest

   The notes:

  .  have been issued in the aggregate principal amount of $50.0 million;

  . have been issued in denominations of $1,000 and any integral multiple of $1,000; and

  . will mature on June 15, 2011, unless earlier redeemed by us at our option or purchased by us at your option upon a change in control.

   The indenture does not limit our or our subsidiaries' ability to pay dividends, incur debt or issue or repurchase securities. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of ChipPAC, except to the extent described under "--Purchase of Notes at Your Option Upon a Change in Control."

   The notes bear interest at the annual rate of 8% subject to increases described in "--Registration Rights" below. Interest will be payable on June 15 and December 15 of each year beginning December 15, 2001, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for payment of interest will be June 1 and December 1. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount of notes in excess of $2,000,000 will be paid by wire transfer of immediately available funds at its election. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   Contingent upon our compliance with applicable provisions of the indenture, we are permitted to issue more notes, which we refer to as "add on securities," without gaining the approval of the holders of the notes; provided, however, that so long as Citicorp Mezzanine III, L.P. or any of its affiliates remains a holder of the notes, no add on securities can be issued which would result in the aggregate principal amount of all add on securities exceeding $49.0 million unless Citicorp Mezzanine III, L.P. or its affiliates who hold notes consent. The add on securities will have terms and conditions identical to those of the notes except that add on securities:

  .  may have a different issue date than the other outstanding notes;

  .  may have a different interest rate than is payable on the other notes;

  .  may have a different conversion price than the other outstanding notes; and

  . may have terms specified in the add on security board resolutions or add on security supplemental indenture for such add on securities making appropriate adjustments applicable to such add on securities in order to conform to and ensure compliance with the Securities Act, or other applicable securities laws, which are not adverse in any material respect to the holder of any outstanding notes (other than the add on securities) and which shall not affect the rights or duties of the trustee.

   We will maintain an office in the City of New York where the notes may be presented for registration, transfer, exchange, payment or conversion. This office is initially an office or agency of the trustee. The notes are currently issued in certificated form in the name of Citicorp Mezzanine III, L.P. Any holder of certificated notes may exchange those certificated notes for an interest in one or more global notes upon delivery of those certificated notes to the registrar of the notes in the manner described in the indenture. See "--Book Entry, Delivery and Form". There is no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of the Notes

   You have the right, at your option, to convert your notes into shares of our Class A common stock at any time prior to the close of business on the maturity date, unless previously redeemed or purchased, at the conversion price of $9.96 per share, subject to the adjustments described below.

   Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any Class A common stock issued upon conversion of the notes. If you submit your notes for conversion between the close of business on a record date and the opening of business on the next interest payment date, you must pay funds in an amount equal to the interest payable on the converted principal amount, except if the submitted notes or portions of notes are called for redemption or are subject to purchase following a change in control on a date during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period.

   We will not issue fractional shares of Class A common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the Class A common stock on the last trading day prior to the date of conversion.

   If the notes are called for redemption or are submitted for purchase following a change in control, your conversion rights on the notes called for redemption or so submitted for purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, unless we default in the payment of the redemption price or purchase price. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

   The conversion price will be adjusted upon the occurrence of:

    (1)the issuance of shares of our Class A common stock as a dividend or distribution on our Class A common stock;

    (2)the subdivision or combination of our outstanding Class A common stock;

    (3)the issuance to all or substantially all holders of our Class A common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our Class A common stock, or securities convertible into our Class A common stock, at a price per share or having a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration, and provided further that if those rights or warrants are only exercisable upon the occurrence of certain events, then the conversion price will not be adjusted unless and until those triggering events occur;

    (4)the distribution to all or substantially all holders of our Class A common stock of shares of our capital stock (other than our Class A common stock), evidences of indebtedness or other non-cash assets, excluding:

       . dividends, distributions and rights or warrants referred to in clause
         (1) or (3) above or clause (5) below; and

       . dividends or distributions exclusively in cash referred to in clause
         (5) below.

    (5)the dividend or distribution to all or substantially all holders of our Class A common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our Class A common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our Class A common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

    (6)the purchase of our Class A common stock pursuant to a tender offer or exchange offer (within the meaning of the U.S. federal securities laws) made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our Class A common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our Class A common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of our market capitalization on the expiration date of such tender offer.

   In addition, if we distribute rights or warrants, other than those referred to in clause (3) of the preceding paragraph, to all or substantially all holders of our Class A common stock, so long as the rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive, in addition to the shares of Class A common stock issuable upon conversion, the following:

  . if conversion occurs on or prior to the date for distribution of certificates evidencing rights or warrants, the holder will be entitled to the same number of rights or warrants that a holder of a number of shares of Class A common stock equal to the number of conversion shares is entitled; and

  . if conversion occurs after the distribution date, the holder will be entitled to the same number of rights or warrants that a holder of the number of shares of Class A common stock into which the note was convertible immediately prior to the distribution date would have been entitled on the distribution date, in accordance with the terms and provisions applicable to the rights or warrants.

   In the event of:

  .  any reclassification of our Class A common stock; or

  .  a consolidation, merger or combination involving ChipPAC; or

  . a sale or conveyance to another person of the property and assets of ChipPAC as an entirety or substantially as an entirety,

in which holders of our outstanding Class A common stock would be entitled to receive stock, other securities, other property, assets or cash for their Class A common stock, holders of notes generally are entitled to convert their notes into the same type of consideration received by Class A common stockholders immediately prior to one of these types of events.

   We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors approves the reduction. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid income tax to holders of our Class A common stock in connection with a dividend or distribution of stock or similar event.

   You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion price.

   No adjustment in the conversion price is required unless it will result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock or the right to purchase our Class A common stock or such convertible or exchangeable securities.

Subordination of the Notes

   The payment of the principal of, premium, if any, and interest on the notes is subordinated, to the extent provided in the indenture, to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

   Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest (including any additional interest) on the notes is subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

   In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations with respect to such senior indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

   We also may not make any payment on the notes if:

  . a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable grace period unless the default has been cured or waived; or

  . any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of the default, which we refer to as a payment blockage notice, from any person permitted to give this notice under the indenture.

   We may resume making payments on the notes:

  .  when the default is cured or waived or ceases to exist; or

  . in the case of default not related to a payment, 179 days after receipt of the payment blockage notice.

   No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice. No default that existed on the date of delivery of any payment blockage notice to the trustee may be the basis for a subsequent payment blockage notice.

   By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and the holders of notes may receive less, ratably, than the other creditors of ChipPAC. These subordination provisions will not prevent the occurrence of any event of default under the indenture. The indenture does not limit our ability to incur additional indebtedness, including senior indebtedness. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

   If a distribution is made to holders of notes that, due to the subordination provisions, should not have been made to them, the holders of notes are required to hold it in trust for the holders of senior indebtedness and pay it over to them as their interests may appear.


   As of September 30, 2001, we had approximately $312.0 million of outstanding indebtedness that would constitute senior indebtedness. The indenture does not limit our ability or the ability of our subsidiaries to incur senior indebtedness or any other indebtedness.


Certain Definitions

   "credit facility" means the Credit Agreement, dated as of August 5, 1999, as amended and restated as of June 30, 2000, and as further amended as of March 13, 2001 and June 8, 2001, by and among ChipPAC International Company Limited, ChipPAC, certain of its other subsidiaries, the lenders referred to therein and Credit Suisse First Boston, as administrative agent, together with the related documents thereto, including without limitation the term loans and revolving loans thereunder, any guarantees and security documents, as amended, extended, renewed, restated, supplemented or otherwise modified, in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, from time to time, and any agreement, and related document, governing indebtedness incurred to refund or refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under the credit agreement or a successor credit agreement, whether by the same or any other lender or group of lenders.

   "designated senior indebtedness" means

    (1)the company's obligations under the credit facility (including the company's guarantee of the credit facility); provided, however, that bank indebtedness outstanding under any credit agreement that is refinanced in part, but not in whole, shall only constitute designated senior indebtedness if it meets the requirements of clause (2) below, and

    (2)any other senior indebtedness that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders of that senior indebtedness are committed to lend up to, at least $10.0 million and is specifically designated in the instrument evidencing or governing the senior indebtedness as "designated senior indebtedness" for purposes of the indenture.

   "indebtedness" means:

    (1)all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:

      . overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

      . credit or loan agreements, bonds, debentures, notes or other written obligations, whether or not the recourse of the lender is to all of our assets or to only a portion of our assets; other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

    (2)all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

    (3)all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

    (4)all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

    (5)all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

    (6)all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements (or any personal property included as part of the lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property (whether or not the lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

    (7)all of our obligations, contingent or otherwise with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

    (8)all of our direct or indirect guarantees or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (7); and

    (9)any and all deferrals, renewals, extensions and refundings of, or amendments, modifications, supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (8).

   The amount of indebtedness at any date shall be the outstanding balance as of that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as of that date; provided, however, that the amount outstanding at any time of any indebtedness issued with original issue discount shall be deemed to be the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at that time as determined in accordance with generally accepted accounting principles.

   "senior indebtedness" means the principal of, premium, if any, interest including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any proceeding of that nature, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by ChipPAC, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that the indebtedness shall not be senior in right of payment to the notes or expressly provides that the indebtedness is on the same basis or junior to the notes.

   Senior indebtedness does not include, among other things, any indebtedness of the company to any subsidiary of the company or any obligation for U.S. federal, state, local or other taxes.

Provisional Redemption by ChipPAC

   We may redeem any portion of the notes at any time prior to June 15, 2004 upon at least 20 and not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to $1,000 per $1,000 principal amount of the notes redeemed plus accrued and unpaid interest to but excluding the redemption date if

    (1)the closing price of our Class A common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive period of 30 trading days ending on the trading day prior to the mailing of the notice of redemption, and

    (2)the shelf registration statement covering resales of the notes and the Class A common stock is effective and available for use and expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

Optional Redemption by ChipPAC

   Except as set forth above in the section entitled "--Provisional Redemption by ChipPAC," we may not redeem the notes at our option prior to June 15, 2004. Thereafter, we may redeem the notes at our option in whole, or in part, upon not less than 20 nor more than 60 days' notice by mail to holders of the notes.

   The redemption prices (expressed as a percentage of principal amount) are as follows for notes redeemed during the periods set forth below:

                         Year                          Percentage
                         ----                          ----------
Beginning on June 15, 2004 and ending on June 14, 2005   104.00%
Beginning on June 15, 2005 and ending on June 14, 2006   103.33%
Beginning on June 15, 2006 and ending on June 14, 2007   102.67%
Beginning on June 15, 2007 and ending on June 14, 2008   102.00%
Beginning on June 15, 2008 and ending on June 14, 2009   101.33%
Beginning on June 15, 2009 and ending on June 14, 2010   100.67%
Beginning on June 15, 2010 and thereafter.............   100.00%

   In each case, we will pay accrued interest to, but not including, the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

   If fewer than all of the notes are to be redeemed, the trustee will, not more than 60 days prior to the date of redemption, select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. Notes in denominations of $1,000 may only be redeemed in whole. If a portion of your notes is selected for partial redemption and before your right to convert those notes into stock terminates, you convert a portion of your notes, the converted portion will be deemed to be the portion selected for redemption.

   No sinking fund is provided for the notes. However, under certain circumstances, we may be required to purchase notes as described under the caption "--Purchase of Notes at Your Option Upon a Change in Control". We may at any time and from time to time purchase notes in the open market or otherwise.

Purchase of Notes at Your Option Upon a Change in Control

   If a change in control occurs, you have the right to require us to purchase all or any part of your notes no less than 20 and no more than 30 business days after we give you notice of the occurrence of a change in control, or if we fail to give you notice, on the 40th business day following the change in control, at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in a principal amount of $1,000 or multiples of $1,000.

   We will mail to the trustee and to each holder of a note a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice will state, among other things:

  .  the terms and conditions of the change in control;

  . the procedures required for exercise of the change in control purchase feature including the purchase price and date; and

  .  your right to require us to purchase the notes.

   You must deliver written notice of your exercise of this purchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

   A change in control will be deemed to have occurred if any of the following occurs:

  . any "person" or "group" (other than one or more permitted holders) is or becomes the "beneficial owner," directly or indirectly, of shares of voting stock of ChipPAC representing 50% or more of the total voting power of all outstanding classes of voting stock of the company or such person or group has the power, directly or indirectly, to elect a majority of the members of the board of directors of ChipPAC;

  . ChipPAC consolidates with, or merges with or into, another person or ChipPAC sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of ChipPAC, or any person consolidates with, or merges with or into, ChipPAC, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of voting stock of ChipPAC immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of ChipPAC, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

  .  ChipPAC is dissolved or liquidated.

   However, a change in control will not be deemed to have occurred if either:

  . the last sale price of our Class A common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on that trading day; or

  . in the case of a merger or consolidation, at least 90% of the consideration, excluding cash payments for fractional shares in the merger or consolidation constituting the change in control, consists of common stock traded on a United States national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into that common stock.

   For purposes of this change in control definition:

  . "person" and "group" have the meanings given to them under Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

  . "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of ChipPAC shall be deemed to include, in addition to all outstanding shares of voting stock of ChipPAC and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons.

  . "beneficially owned" has a meaning correlative to that of "beneficial owner."

  . "permitted holders" means the principals and any related party thereto and any group of investors if deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the shareholders agreement, as the same may be amended, modified or supplemented from time to time, provided that

    .  a principal is party to the shareholders agreement;

    . the persons party to the shareholders agreement, as so amended, supplemented or modified from time to time, that were not parties and are not affiliates of persons who were parties to the shareholders agreement as of August 5, 1999, together with their respective affiliates (collectively, the "new investors"), are not direct or indirect beneficial owners (determined without reference to the shareholders agreement) of more than 50% of the voting stock owned by all parties to the shareholders agreement as so amended, supplemented or modified; and

    . the new investors, individually or in the aggregate, do not, directly or indirectly, have the right, pursuant to the shareholders agreement (as so amended, supplemented or modified from time to time) or otherwise to designate more than 50% of the members of the board of directors of the company or any direct or indirect parent entity of the company.

  . "principal" means Bain Capital, Inc., SXI Group LLC, Citicorp Venture Capital, Ltd. and any officer, employee or director of Citicorp Venture Capital, Ltd. or any trust, partnership or other entity established solely for the benefit of those officers, employees or directors.

  .  "related party" with respect to any principal means:

    . any controlling stockholder or 80% (or more) owned subsidiary of the principal;

    . any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of that principal and/or the other persons referred to in the immediately preceding bullet; or

    .  any affiliate of any principal.

  . "shareholders agreement" means the Amended and Restated Shareholders Agreement, dated August 5, 1999, by and among Hyundai Electronics Incorporated, Hyundai Electronics America, SXI Group LLC, certain related parties of Bain Capital, Inc. and the company.

  . "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control.

  . "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time capital stock of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency.

   The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" or our assets.

   We will:

  . comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  . file a Schedule TO or any successor or similar schedule, form or report if required under the Exchange Act; and

  . otherwise comply with all federal and state securities laws in connection with the offer by us to purchase the notes upon a change in control.

   This change in control purchase feature may make more difficult or discourage a takeover of ChipPAC and the removal of incumbent management. The change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchaser of the notes.

   We could, in the future, enter into certain transactions, including recapitalizations, that do not constitute a change in control but would increase the amount of indebtedness, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional indebtedness could adversely affect our ability to service our debt, including the notes.

   We may not repurchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such a repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

   If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, our senior credit facility and the indenture governing our 123/4% senior subordinated notes contain (and future indebtedness that we may incur may contain) change in control provisions that permit holders of that debt to accelerate or require us to repurchase that indebtedness upon the occurrence of events similar to a change in control. We cannot assure you that sufficient funds will be available when necessary to make any required purchases. See "Risk Factors--We may not have the ability to raise the funds necessary to finance the change in control offer required by the indenture governing the notes." Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

   The provisions under the indenture relative to our obligation to offer to purchase the notes as a result of a change in control (and the other provisions of this Section) may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.

Events of Default

   Each of the following will constitute an event of default under the indenture:

    (1)we fail to pay any interest, including any additional interest we may be required to pay, see "--Registration Rights" below, on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

    (2)we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

    (3)we fail to perform any other covenant required of us in the notes or the indenture if the failure continues for 60 days after notice is given in accordance with the indenture;

    (4)we fail to provide timely notice of a change in control; or

    (5)certain events in bankruptcy, insolvency or reorganization of ChipPAC.

   If an event of default, other than an event of default described in clause
(5) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (5) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

   After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration.

   Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

   No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  . the holder has given to the trustee written notice of a continuing event of default;

  . the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding as trustee;

  . the trustee has not complied with the request within 60 days after receipt of the request and the offer of indemnity; and

  . the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

   However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of, or any premium or interest on, any note on or after the applicable due date or the right to convert the note.

   Generally, the holders of not less than a majority of the aggregate principal amount of the then outstanding notes may waive any default or event of default unless:

  .  we fail to pay principal, premium or interest on any note when due;

  .  we fail to convert any note into Class A common stock; or

  . we fail to comply with any of the provisions of the indenture or the notes that would require the consent of the holder of each outstanding note affected.

   We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not ChipPAC, to the officers' knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waivers

   We and the trustee may make certain modifications and amendments to the indenture or the notes without notice to or the consent of any holder, including modifications or amendments to comply with the merger provisions described in the indenture, to provide for uncertificated notes in addition to or in place of certificated notes, to comply with the provisions of the Trust Indenture Act, to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act, to appoint a successor trustee, to cure any ambiguity, defect or inconsistency, to provide for the issuance of add on securities, or to make any other change that does not adversely affect the rights of the holders.

   We and the trustee may make other modifications and amendments to the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes. However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note if such modification or amendment would:

  .  change the stated maturity of the principal of, or interest on, any note;

  .  reduce the principal amount of, or any premium or interest on, any note;

  . reduce the amount of principal payable upon acceleration of the maturity of any note;

  . change the place or currency of payment of principal of, or any premium or interest on, any note;

  . impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  . modify the subordination provisions in a manner materially adverse to the holders of notes;

  . adversely affect the right of holders to convert notes other than as provided in or under the indenture;

  . reduce the percentage in principal amount of outstanding notes whose holders are required to consent to a modification or amendment of the indenture;

  . reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  .  modify the foregoing requirements.

Consolidation, Merger and Sale of Assets

   We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  . the successor person, if any, is a corporation or limited liability company organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia or a jurisdiction outside the United States if it has its common stock or American Depository Shares representing its common stock trading on a national securities exchange in the United States or through the Nasdaq National Market (provided, however, that we deliver to the trustee an opinion of legal counsel stating that you will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the merger, consolidation or asset sale and that you will be subject to U.S. federal income tax on the same amounts and at the same times as would have been the case if the merger, consolidation or asset sale had not occurred), and the successor person expressly assumes our obligations on the notes and under the indenture;

  . immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  .  other conditions specified in the indenture are met.

Registration Rights

   The following summary of the registration rights provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement for a full description of the registration rights that apply to the notes.

   We have agreed to file a shelf registration statement under the Securities Act within 150 days after the first date of original issuance of the notes to register resales of the notes and the shares of Class A common stock into which the notes are convertible, referred to as registrable securities. We will use commercially reasonable efforts to have this shelf registration statement declared effective within 220 days after the first date of original issuance of the notes, and to keep it effective until the earliest of:

    (1)two years after the effective date (or for a longer period if extended under circumstances set forth in the registration rights agreement);

    (2)the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

    (3)the date on which all registrable securities:

      . to the extent held by a non-affiliate of the company, may be sold by the holders to the public pursuant to Rule 144 under the Securities Act;

      . to the extent held by affiliate of the company, are sold by the holders of the notes to the public, pursuant to Rule 144, or

      .  saleable by the holders of the notes pursuant to Rule 144(k).

   We will be permitted to suspend the use of the prospectus which is a part of the registration statement for a period not to exceed 90 consecutive days or an aggregate of 180 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

   A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally is required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

   From and after the second anniversary of the issuance of the registrable securities, the holders of at least 50% of the outstanding registrable securities may demand that we register their registrable securities, subject to certain conditions.

   If:

    (1)on or prior to the 150th day after the first date of original issuance of the notes, the shelf registration statement has not been filed with the SEC;

    (2)on or prior to the 220th day after the first date of original issuance of the notes, the shelf registration statement has not been declared effective by the SEC;

    (3)we fail with respect to a note holder that supplies the appropriate selling stockholder questionnaire to amend or supplement the shelf registration statement in the manner set forth in the registration rights agreement;

    (4)after the shelf registration statement has been declared effective, the shelf registration statement ceases to be usable in connection with resales of notes and the Class A common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement because we have suspended the shelf registration statement for periods beyond those permitted by the registration rights agreement;

    (5)after the shelf registration statement has been declared effective, the shelf registration statement ceases to be usable in connection with resales of notes and the Class A common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement and we do not cure the shelf registration statement within fifteen business days by filing a post-effective amendment or a report pursuant to the Exchange Act;

    (6)on or prior to the 120th day after the requisite holders of the registrable securities exercise their demand registration rights, a registration statement relating to the demand registration has not been filed with the SEC; or

    (7)on or prior to the 180th day after the requisite holders of the registrable securities exercise their demand registration rights, a registration statement relating to the demand registration has not been declared effective by the SEC;

(each event referred to in clauses (1) through (7) being a registration default), additional interest will accrue daily on registrable securities over and above the rate set forth in the title of the notes, from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured, at the annual rate of 0.50% for the notes or, if applicable, on an equivalent basis per share (subject to adjustment in the case of stock splits, stock recombinations, stock dividends and the like) of Class A common stock constituting registrable securities. We have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the Class A common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

   We will pay all expenses of the shelf registration statement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, registered resales of the registrable securities.

Satisfaction and Discharge

   We may discharge our obligations under the indenture while notes remain outstanding if:

    (1)all outstanding notes have become due and payable or will become due and payable at their scheduled maturity within 90 days, or

    (2)all outstanding notes have been called for redemption within 90 days and, in either case, we have deposited with the trustee or paying agent cash in an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption. Notwithstanding the satisfaction and discharge of the indenture, specified obligations of the Company shall survive until the notes have been paid in full.

Transfer and Exchange

   We have initially appointed the trustee as security registrar, paying agent and conversion agent acting through its corporate trust office. ChipPAC may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with transfers and exchanges.

Purchase and Cancellation

   All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

   Any notes which are purchased or otherwise acquired by us must be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

   We will replace mutilated, destroyed, stolen or lost notes upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

   The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of laws rules.

The Trustee

   U.S. Bank, N.A. is the trustee under the indenture and will be the registrar and paying agent with regard to the notes.

   The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, with exceptions provided in the indenture. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

Book-Entry, Delivery and Form

   The notes are currently issued in certificated form in the name of Citicorp Mezzanine III, L.P. Any holder of certificated notes may exchange those certificated notes for an interest in one or more global notes upon delivery of those certificated notes to the registrar in the manner described in the indenture. The following description applies to any interest in a global note.

   Except as set forth below, the global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. The holders of notes may hold their beneficial interests in the global note directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

   DTC has advised us that it is:

  . a limited purpose trust company organized under the laws of the State of New York;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

   DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers of the notes, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

   Pursuant to procedures established by DTC, upon the deposit of the global note with DTC, DTC will credit on its book-entry registration and transfer system the principal amount of notes represented by such global note to the accounts of the appropriate participants. Ownership of beneficial interests in the global note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note is shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

   Beneficial owners of interests in a global note who desire to convert their interests into Class A common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

   So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global note, you will not be entitled to have the notes represented by the global note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the global note. We understand that under existing industry practice, if an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of principal, of premium, if any, or interest (including any additional interest) on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global note owning through such participants.

   Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

   DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global note or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global note for certificated notes which it will distribute to its participants and which will be legended, if required.

   Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

                         DESCRIPTION OF CAPITAL STOCK

General Matters


   The total amount of our authorized capital stock consists of 250,000,000 shares of Class A common stock, 250,000,000 shares of Class B common stock, 10,000 shares of Class A convertible preferred stock, 105,000 shares of Class B preferred stock, 17,500 shares of Class C preferred stock and 9,867,500 shares of undesignated preferred stock. As of December 31, 2001, we had 69,403,370 shares of Class A common stock and no shares of Class B common stock or of any series of preferred stock outstanding. Also as of December 31, 2001, we had 97 stockholders of record of our Class A common stock. The following summary of provisions of our Class A common stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and our by-laws, which are included as exhibits to documents which are incorporated by reference into this prospectus, and by the provisions of applicable law.


   The certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors.

Class A Common Stock

   Subject to the prior rights of the holders of any series of preferred stock, the holders of outstanding shares of Class A common stock are entitled to receive dividends out of assets legally available therefor at that time and in amounts as the board of directors may from time to time determine. Holders of Class A common stock have no preemptive or subscription rights to purchase any of our securities. A holder of Class A common stock will, at its option, be able to convert its shares of Class A common stock into shares of Class B common stock on a share-for-share basis at any time. Upon liquidation, dissolution or winding up of ChipPAC, the holders of Class A common stock are entitled to receive pro rata, together with holders of our Class B common stock, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of Class A common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or the certificate of incorporation, the holders of Class A common stock and the holders of Class A convertible preferred stock vote together as a single class on all matters submitted to a vote of stockholders.

   Our Class A common stock is listed on the Nasdaq National Market under the symbol "CHPC."

Class B Common Stock

   We have authorized 250,000,000 shares of class of Class B common stock. The holders of Class B common stock are entitled to the same rights, privileges, benefits and notices as the holders of Class A common stock, except that the holders of Class B common stock are:

  .  not entitled to vote, except as required by law; and

  . able to convert their shares into Class A common stock on a share-for-share basis at any time.

Preferred Stock

   Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in a series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. The issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. Upon completion of this offering and after the application of the net proceeds from this offering, there will be no shares of preferred stock outstanding.

Other Provisions of the Certificate of Incorporation and By-laws

   The certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The certificate of incorporation and the by-laws provide that, except as otherwise required by law, special meetings of stockholders can only be called through a resolution adopted by a majority of the board of directors or by our chief executive officer. Stockholders will not be permitted to call a special meeting or to require the board to call a special meeting.

   The by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary written notice no later than 60 days and no more than 90 days before the meeting, in proper form, of the stockholder's intention to bring that business before the meeting. Although the by-laws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of ChipPAC.

   Our certificate of incorporation and by-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal some of their provisions, unless the amendment or change has been approved by a majority of the directors not affiliated or associated with any person or entity holding 20% or more of the voting power of our outstanding capital stock, other than the funds affiliated with Bain Capital and Citicorp Venture Capital, Ltd. and their affiliates. This requirement of a super-majority vote to approve amendments to the certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any amendments.

Provisions of Delaware Law Governing Business Combinations

   We are not subject to the provisions of Section 203 of the General Corporation Law of Delaware regulating takeovers. Section 203 generally makes it more difficult for a third party to take control of a company by prohibiting a third party owning more than 15% of the company's stock from entering into transactions with the company unless the board of directors or stockholders unaffiliated with the third party approve either the third party or the transaction at issue, before the third party becomes a 15% owner or the third party acquires at least 85% of the company's stock.

Limitations on Liability and Indemnification of Officers and Directors

   The certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We expect to enter into indemnification agreements with our current directors and executive officers prior to the completion of the offering and expect to enter into a similar agreement with any new directors or executive officers.


Registration Rights



   Our company, Bain Capital, Inc. and Citicorp Venture Capital, Ltd. and their affiliates, Hynix Semiconductor, Inc., Intersil Corporation and Qualcomm Corporation have entered into registration agreements which provides for "demand" registration rights to cause us to register under the Securities Act all or part of the shares of our stock held by them, as well as "piggyback" registration rights. Currently, approximately 46,463,489 shares of our Class A common stock have restrictions on resale and are subject to these registration rights. We believe that all of the other shares of our Class A common stock are freely tradable. Specifically, the registration agreement provides that:



  . the holders of a majority of our registrable securities originally held by Bain Capital and Citicorp Venture Capital and their affiliates may require us, at our expense, to register any or all of the stock held by them on a "long-form" registration statement or, if available, a "short-form" registration statement;



  . with specified exceptions, (a) at any time, the holders of a majority of the registrable securities held by Hynix Semiconductor may require one "long form" or "short form" registration at our expense and (b) before August 14, 2007, the holders of a majority of the registrable securities held by Qualcomm may also require one "long form" or "short form" registration at our expense; and



  . all holders of registrable securities may request that their eligible stock be included whenever we register any of our securities under the Securities Act with specified exceptions.



   In connection with those registrations, we have agreed to indemnify all holders of registrable securities against liabilities set forth in the registration agreement, including liabilities under the Securities Act.


Transfer Agent and Registrar

   The transfer agent and registrar for our Class A common stock is U.S. Bank, N.A.

                                 LEGAL MATTERS

   Some of the legal matters in connection with the validity of the notes, the underlying Class A common stock and the additional Class A common stock will be passed upon for us by Kirkland & Ellis, Los Angeles, California. Partners of Kirkland & Ellis are partners in Randolph Street Partners, which acquired less than 1.0% of our Class A common stock in connection with the closing of our 1999 recapitalization. Kirkland & Ellis has, from time to time, represented, and may continue to represent, Citicorp Venture Capital, Ltd. and some of its affiliates (including our company and our direct and indirect subsidiaries) in connection with legal matters.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                          INCORPORATION BY REFERENCE

   The SEC allows us to "incorporate by reference" into this prospectus the information we filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until our offering is complete. The documents we incorporate by reference are:

  . Our Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001.

  . Our Proxy Statements on Form 14A filed with the SEC on February 22, 2001 and April 30, 2001.

  . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed on May 15, 2001.

  . Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed on August 14, 2001.

  . Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed on November 14, 2001.


  . Our Current Report on Form 8-K dated December 31, 2001 filed on January 10, 2002.


   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                 ChipPAC, Inc.
                                47400 Kato Road
                           Fremont, California 94538
                        Attention: Corporate Secretary
                           Telephone: (510) 979-8000

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at:

  .  Room 1024, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549;
     and

  .  Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511.

   You can also obtain copies of these materials from the public reference facilities of the SEC at prescribed rates. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

[LOGO] ChipPac Logo

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the estimated fees and expenses to be incurred in connection with the registration and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the company.

Commission Registration Fee............. $15,686
Legal Fees and Expenses................. $30,000
Accounting Fees and Expenses............ $15,000
Printing, Engraving and Mailing Expenses $10,000
                                         -------
   Total................................ $70,686
                                         =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ChipPAC, Inc.

   ChipPAC is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), actually and reasonably incurred by such person in connection with the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

   ChipPAC's Certificate of Incorporation and By-laws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law. ChipPAC maintains a policy of directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

ITEM 16. EXHIBITS.


Number                                             Description
------                                             -----------
  2.1  Amended and Restated Agreement and Plan of Merger of ChipPAC, Inc., a California corporation, and ChipPAC, Inc., a Delaware corporation.**

  2.2  Agreement and Plan of Recapitalization and Merger, dated as of March 13, 1999, by and among
       Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America, ChipPAC, Inc. and
       ChipPAC Merger Corp.*

  2.3  First Amendment to Agreement and Plan of Recapitalization and Merger, dated as of June 16, 1999, by and among Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America, ChipPAC,
       Inc. and ChipPAC Merger Corp.*

  2.4  Second Amendment to Agreement and Plan of Recapitalization and Merger, dated as of August 5,
       1999, by and among Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America,
       ChipPAC, Inc. and ChipPAC Merger Corp.*

  4.1  Purchase Agreement, dated as of June 22, 2001, by and among ChipPAC, Inc. and Citicorp
       Mezzanine III, L.P.***

  4.2  Indenture, dated as of June 15, 2001, by and among ChipPAC, Inc. and Firstar Bank, N.A., as trustee.***

  4.3  Form of 8% Convertible Subordinated Note Due 2011.****

  4.4  Registration Rights Agreement, dated June 22, 2001, by and between ChipPAC, Inc. and Citicorp
       Capital Mezzanine III, L.P.***

  4.5  Specimen certificate for ChipPAC, Inc. Class A common stock.**

  4.6  Amended and Restated Registration Agreement, dated as of August 5, 1999, by and among
       ChipPAC, Inc., the Hyudai Stockholders (as defined therein), the Bain Stockholders (as defined therein), the SXI Stockholders (as defined therein), Intel Corporation, ChipPAC Equity Investors
       LLC and Sankaty High Yield Asset Partners, L.P.**

  4.7  Amendment No. 2 to Amended and Restated Registration Agreement, dated as of July 13, 2000, by and among ChipPAC, Inc., Bain Capital, Inc., QUALCOMM Incorporated, SXI Group LLC and the
       Bain Shareholders (as defined therein).**

  4.8  Class A Common Stock Purchase Agreement, dated as of July 13, 2000, by and between ChipPAC,
       Inc. and QUALCOMM Incorporated.**

  5.1  Opinion of Kirkland & Ellis.****

 10.1  Credit Agreement, dated as of August 5, 1999, as amended and restated as of June 30, 2000, by and among ChipPAC International Company Limited, ChipPAC, Inc., the Lenders listed therein and
       Credit Suisse First Boston, as Administrative Agent, Sole Lead Manager and Collateral Agent
       (incorporated by reference to Exhibit 10.1 to the Company's registration statement on Form S-4
       (No. 333-91641)).

 10.2  Guaranty, dated as of August 5, 1999, by and among ChipPAC, Inc. and certain subsidiaries of
       ChipPAC, Inc., in favor of Credit Suisse First Boston (incorporated by reference to Exhibit 10.2 to the Company's registration statement on Form S-4 (No. 333-91641)).

 10.3  Amendment No. 1 to Amended and Restated Credit Agreement, dated as of March 13, 2001 by and among ChipPAC International Company Limited, ChipPAC, Inc., the Lenders listed therein and
       Credit Suisse First Boston, as Administrative Agent, Sole Lead Manager and Collateral Agent
       (incorporated by reference to Exhibit 10.1 to the Company's quarterly report on Form 10-Q for the period ended June 30, 2001 (No. 000-31173)).

Number                                             Description
------                                             -----------

 10.4  Amendment No. 2 to Amended and Restated Credit Agreement, as amended, dated as of
       December 31, 2001 by and among ChipPAC International Company Limited, ChipPAC, Inc., the
       Lenders listed therein and Credit Suisse First Boston, as Administrative Agent, Sole Lead Manager
       and Collateral Agent (incorporated by reference to Exhibit 10.1 to the Company's quarterly report on
       Form 10-Q for the period ended June 30, 2001 (No. 000-31173)).

 10.5  Amendment No. 3 to Amended and Restated Credit Agreement, as amended, dated as of
       December 31, 2001 by and among ChipPAC International Company Limited, ChipPAC, Inc., the
       Lenders listed therein and Credit Suisse First Boston, as Administrative Agent, Sole Lead Manager
       and Collateral Agent (incorporated by reference to Exhibit 10.1 to the Company's current report on
       Form 8-K (No. 000-31173)).

 10.6  Indenture, dated as of July 29, 1999, by and among ChipPAC International Limited, ChipPAC
       Merger Corp. and Firstar Bank of Minnesota, N.A., as trustee (incorporated by reference to
       Exhibit 10.28 to the Company's registration statement on Form S-4 (No. 333-91641)).

 10.7  First Supplemental Indenture, dated as of August 5, 1999, by and among ChipPAC International
       Company Limited, ChipPAC, Inc. and Firstar Bank of Minnesota, N.A., as trustee (incorporated by reference to Exhibit 10.29 to the Company's registration statement on Form S-4 (No. 333-91641)).

 10.8  Subsidiary Guaranty Agreement, dated as of August 5, 1999, by and among ChipPAC Korea
       Company Ltd., ChipPAC Limited, ChipPAC (Barbados) Ltd., ChipPAC Luxembourg S.a.R.L.,
       ChipPAC Liquidity Management Hungary Limited Liability Company and ChipPAC International
       Company Limited, in favor of Firstar Bank of Minnesota, N.A. (incorporated by reference to
       Exhibit 10.3 to the Company's registration statement on Form S-4 (No. 333-91641)).

 12.1  Statement Regarding Computation of Ratio of Earnings to Fixed Charges.****

 23.1  Consent of Kirkland & Ellis (included in Exhibit 5.1).****

 23.2  Consent of PricewaterhouseCoopers LLP.

 24.1  Powers of Attorney.****

 25.1  Statement of Eligibility on Form T-1 of U.S. Bank, N.A. as trustee, under the Indenture.****

--------
   * Incorporated by reference to the Company's registration statement on Form S-4 (No. 333-91641).
  ** Incorporated by reference to the Company's registration statement on Form
     S-1 (No. 333-39428).
 *** Incorporated by reference to the Company's quarterly report on Form 10-Q for the period ended June 30, 2001.
**** Previously filed.

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this regulation statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the state of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

   (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (6) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, ChipPAC, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on January 14, 2002.


                                          CHIPPAC, INC.

                                                /s/  DENNIS P. MCKENNA
                                          By: _______________________________
                                                     Dennis P. McKenna
                                              Chairman of the Board, President
                                                and Chief Executive Officer

                                    * * * *


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the indicated capacities on January 14, 2002.


                               POWER OF ATTORNEY


           Signatures                                  Capacity
           ----------                                  --------

     /s/ DENNIS P. MCKENNA       Chairman of the Board, President and Chief Executive
--------------------------------   Officer (Principal Executive Officer)
       Dennis P. McKenna

      /S/  ROBERT KRAKAUER       Corporate Controller (Principal Accounting Officer)
--------------------------------
        Robert Krakauer

     /S/  MICHAEL G. POTTER      Chief Financial Officer (Principal Financial Officer)
--------------------------------
       Michael G. Potter

               *                 Director
--------------------------------
         Edward Conard

               *                 Director
--------------------------------
        Marshall Haines

         Signatures                               Capacity
         ----------                               --------

              *               Director
-----------------------------
     Michael A. Delaney

              *               Director
-----------------------------
      Paul C. Schorr IV

              *               Director
-----------------------------
       Chong Sup Park


   * The undersigned, by signing his name hereto, does hereby sign and execute this Amendment No. 2 to the registration statement on behalf of the above named officers and directors of ChipPAC, Inc. pursuant to the Power of Attorney executed by such officer and/or director and previously filed with the Securities and Exchange Commission.


*     /S/ ROBERT KRAKAUER
-----------------------------
       Robert Krakauer
      Attorney-in-Fact

                                 EXHIBIT INDEX


Number                                               Description
------                                               -----------
  2.1  Amended and Restated Agreement and Plan of Merger of ChipPAC, Inc., a California corporation, and
       ChipPAC, Inc., a Delaware corporation.**

  2.2  Agreement and Plan of Recapitalization and Merger, dated as of March 13, 1999, by and among
       Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America, ChipPAC, Inc. and ChipPAC
       Merger Corp.*

  2.3  First Amendment to Agreement and Plan of Recapitalization and Merger, dated as of June 16, 1999, by and among Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America, ChipPAC, Inc. and
       ChipPAC Merger Corp.*

  2.4  Second Amendment to Agreement and Plan of Recapitalization and Merger, dated as of August 5,
       1999, by and among Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America, ChipPAC,
       Inc. and ChipPAC Merger Corp.*

  4.1  Purchase Agreement, dated as of June 22, 2001, by and among ChipPAC, Inc. and Citicorp Mezzanine
       III, L.P.***

  4.2  Indenture, dated as of June 15, 2001, by and among ChipPAC, Inc. and Firstar Bank, N.A., as trustee.***

  4.3  Form of 8% Convertible Subordinated Note Due 2011.****

  4.4  Registration Rights Agreement, dated June 22, 2001, by and between ChipPAC, Inc. and Citicorp
       Capital Mezzanine III, L.P.***

  4.5  Specimen certificate for ChipPAC, Inc. Class A common stock.**

  4.6  Amended and Restated Registration Agreement, dated as of August 5, 1999, by and among ChipPAC,
       Inc., the Hyudai Stockholders (as defined therein), the Bain Stockholders (as defined therein), the SXI
       Stockholders (as defined therein), Intel Corporation, ChipPAC Equity Investors LLC and Sankaty High
       Yield Asset Partners, L.P.**

  4.7  Amendment No. 2 to Amended and Restated Registration Agreement, dated as of July 13, 2000, by and among ChipPAC, Inc., Bain Capital, Inc., QUALCOMM Incorporated, SXI Group LLC and the Bain
       Shareholders (as defined therein).**

  4.8. Class A Common Stock Purchase Agreement, dated as of July 13, 2000, by and between ChipPAC, Inc.
       and QUALCOMM Incorporated.**

  5.1  Opinion of Kirkland & Ellis.****

 10.1. Credit Agreement, dated as of August 5, 1999, as amended and restated as of June 30, 2000, by and among ChipPAC International Company Limited, ChipPAC, Inc., the Lenders listed therein and Credit
       Suisse First Boston, as Administrative Agent, Sole Lead Manager and Collateral Agent (incorporated by reference to Exhibit 10.1 to the Company's registration statement on Form S-4 (No. 333-91641)).

 10.2. Guaranty, dated as of August 5, 1999, by and among ChipPAC, Inc. and certain subsidiaries of
       ChipPAC, Inc., in favor of Credit Suisse First Boston (incorporated by reference to Exhibit 10.2 to the
       Company's registration statement on Form S-4 (No. 333-91641)).

 10.3. Amendment No. 1 to Amended and Restated Credit Agreement, dated as of March 13, 2001 by and among ChipPAC International Company Limited, ChipPAC, Inc., the Lenders listed therein and Credit
       Suisse First Boston, as Administrative Agent, Sole Lead Manager and Collateral Agent(incorporated by reference to Exhibit 10.1 to the Company's quarterly report on Form 10-Q for the period ended June 30,
       2001 (No. 000-31173)).


Number                                               Description
------                                               -----------
 10.4. Amendment No. 2 to Amended and Restated Credit Agreement, as amended, dated as of December 31,
       2001 by and among ChipPAC International Company Limited, ChipPAC, Inc., the Lenders listed therein and Credit Suisse First Boston, as Administrative Agent, Sole Lead Manager and Collateral
       Agent(incorporated by reference to Exhibit 10.1 to the Company's quarterly report on Form 10-Q for the period ended June 30, 2001 (No. 000-31173)).

 10.5. Amendment No. 3 to Amended and Restated Credit Agreement, as amended, dated as of December 31,
       2001 by and among ChipPAC International Company Limited, ChipPAC, Inc., the Lenders listed therein and Credit Suisse First Boston, as Administrative Agent, Sole Lead Manager and Collateral
       Agent(incorporated by reference to Exhibit 10.1 to the Company's current report on Form 8-K
       (No. 000-31173)).

 10.6. Indenture, dated as of July 29, 1999, by and among ChipPAC International Limited, ChipPAC Merger
       Corp. and Firstar Bank of Minnesota, N.A., as trustee(incorporated by reference to Exhibit 10.28 to the
       Company's registration statement on Form S-4 (No. 333-91641)).

 10.7. First Supplemental Indenture, dated as of August 5, 1999, by and among ChipPAC International
       Company Limited, ChipPAC, Inc. and Firstar Bank of Minnesota, N.A., as trustee (incorporated by reference to Exhibit 10.29 to the Company's registration statement on Form S-4 (No. 333-91641)).

 10.8. Subsidiary Guaranty Agreement, dated as of August 5, 1999, by and among ChipPAC Korea Company
       Ltd., ChipPAC Limited, ChipPAC (Barbados) Ltd., ChipPAC Luxembourg S.a.R.L., ChipPAC
       Liquidity Management Hungary Limited Liability Company and ChipPAC International Company
       Limited, in favor of Firstar Bank of Minnesota, N.A. (incorporated by reference to Exhibit 10.3 to the
       Company's registration statement on Form S-4 (No. 333-91641)).

 12.1  Statement Regarding Computation of Ratio of Earnings to Fixed Charges.****

 23.1  Consent of Kirkland & Ellis (included in Exhibit 5.1).****

 23.2  Consent of PricewaterhouseCoopers LLP.

 24.1  Powers of Attorney.****

 25.1. Statement of Eligibility on Form T-1 of U.S. Bank, N.A. as trustee, under the Indenture.****

--------
   * Incorporated by reference to the Company's registration statement on Form S-4 (No. 333-91641).
  ** Incorporated by reference to the Company's registration statement on Form
     S-1 (No. 333-39428).
 *** Incorporated by reference to the Company's quarterly report on Form 10-Q for the period ended June 30, 2001.
**** Previously filed.